UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2006 (July 3, 2006)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

Britannia House, 960 High Road
London N12 9RY, United Kingdom
(Address of principal executive offices) (Zip Code)

011.44.8451087777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed on Form 8-K filed May 30, 2006, on May 25, 2006, Xfone, Inc. (the “Registrant”) and the shareholders of Equitalk.co.uk Limited, a privately held telephone company based in the United Kingdom (“Equitalk”) entered into an Agreement relating to the sale and purchase of Equitalk (the “Agreement”). The Agreement provides that the Registrant will acquire Equitalk in a restricted common stock and warrant transaction valued at $1,650,000.

The acquisition of Equitalk by the Registrant was completed on July 3, 2006 (the “Completion Date”). In conjunction with the completion of the acquisition and in exchange for all of the capital stock of Equitalk the Registrant issued a total of 402,192 restricted shares of its common stock and a total of 281,872 warrants at $3.025 per share for a period of five years.

On the Completion Date, Equitalk become a wholly owned subsidiary of the Registrant, and Mr. John Mark Burton, the Managing Director of Equitalk, became the Managing Director of Swiftnet Limited, our wholly owned UK based subsidiary. No change in control of the Registrant has occurred as a result of the acquisition.

Founded in December 1999, Equitalk, a VC-financed company, was the first fully automated e-telco in the United Kingdom. Equitalk provides both residential and business customers with low-cost IDA and CPS voice services, broadband and teleconferencing.

Item 9.01. Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired.

The financial statements required by this Item 9.01(a) are not included in this initial report on Form 8-K. The financial statements will be filed by amendment to this report within the required period.

(d)     Exhibits.

21.1	List of Subsidiaries (Amended)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: July 5, 2006	By:	/s/ Guy Nissenson
President and Chief Executive Officer